Exhibit 99.1

Gastar Exploration Announces Successful Results from John Parker #2 Well


    HOUSTON--(BUSINESS WIRE)--Dec. 12, 2006--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) is pleased to announce that it has drilled the John Parker #2 well located in Robertson County, Texas to a total depth of 18,400 feet. Based on preliminary analysis of electric logs and gas shows encountered during drilling, the well encountered approximately 66 net feet of apparent pay in upper and middle Bossier sands. As previously announced, the John Parker #2 well also encountered a reef within the Knowles Limestone with approximately 28 net feet of apparent pay. This Knowles pay zone was confirmed to have significant porosity and permeability from gas shows during drilling and core analysis. Gastar is in the process of installing a 5-inch string of casing to 17,500 feet and will then begin initial completion and testing of the middle Bossier pay zones. The completion activities are expected to take approximately 30 days and, if successful, initial production is expected by late-January 2007. Gastar has a 50% after casing point ("ACP") working interest with Chesapeake Energy Corporation (NYSE:CHK) and an unrelated private E&P company each owning a 25% ACP working interest.

    Commenting on the announcement, J. Russell Porter, Gastar's Chief Executive Officer, stated, "The John Parker #2 well is further confirmation of the extent of the middle Bossier sands deposited on Gastar's acreage position. In addition, the well appears to have discovered exciting new plays in the upper Bossier sands and a Knowles Limestone reef in the northern portion of our leasehold position. Our continued successful Bossier development, and the exploration and development of other shallower formations like the Knowles Limestone, should be further enhanced when Gastar receives the new 3-D seismic data currently being acquired over its leasehold position. We expect to have the new 3-D data processed and available for interpretation in late February 2007."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL 238) and Gippsland Basin (EL 4416) located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration, Ltd., Houston
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             rporter@gastar.com
             www.gastar.com